EX-99.77C - Safeco Money Market Trust

A special meeting of the shareholders of the Safeco Money Market Fund (the "Fund"), a series Fund of the Safeco Money Market Trust, was held on December 8, 2004. By a vote of 127,504,292 to 5,903,050, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer Cash Reserves Fund by exchanging their shares for shares of the Pioneer Cash Reserves Fund. By a vote of 127,659,537 to 5,758,872, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.

A special meeting of the shareholders of the Safeco Tax-Free Money Market Fund (the "Fund"), a series Fund of the Safeco Money Market Trust, was held on December 8, 2004. By a vote of 32,700,897 to 905,744, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer Tax-Free Money Market Fund by exchanging their shares for shares of the Pioneer Tax-Free Money Market Fund. By a vote of 32,631,328 to 905,744, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.